Exhibit 5.1

JONES DAY

North Point, 901 Lakeside Avenue

Cleveland, Ohio 44114-1190

August 12, 2005

Dendreon Corporation

3005 First Avenue

Seattle, Washington 98121

Re:    Registration Statement on Form S-3 filed by Dendreon Corporation

Ladies and Gentlemen:

We have acted as counsel for Dendreon Corporation, a Delaware corporation (the “Company”), in connection with the authorization of the issuance and sale from time to time by the Company, on a delayed basis, of shares of Common Stock, $0.001 par value per share, up to an aggregate value of $109,250,000 (the “Shares”), as contemplated by the Company’s Registration Statement on Form S-3 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Shares may be issued from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”).

In connection with the opinions expressed herein, we have examined such documents and records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares, upon receipt by the Company of such lawful consideration therefor having a value not less than the par value thereof as the Company’s Board of Directors (or a duly authorized committee thereof) may determine, and provided that the Company at such time has sufficient authorized but unissued shares of Common Stock remaining under its Certificate of Incorporation, will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinions, we have assumed that resolutions authorizing the Company to issue, offer and sell the Shares adopted by the Company’s Board of Directors (or a duly authorized committee thereof) will be in full force and effect at all times at which the Shares are offered or sold by the Company.

Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/    Jones Day